Exhibit 99.1
COINMACH SERVICE CORP. ANNOUNCES EXPIRATION OF EARLY TENDER
PAYMENT DEADLINE IN CONNECTION WITH CASH TENDER OFFER
FOR OUTSTANDING DEBT SECURITIES
Plainview, N.Y. (January 25, 2006) — Coinmach Service Corp. (AMEX: “DRY”) (the “Company”) hereby announces the expiration, as of 9:00 A.M. EST today, of the deadline (the “Early Tender Payment Deadline”) for holders of the Company’s 11% senior secured notes due 2024 (the “Notes”) to receive an early tender payment in connection with the Company’s previously announced cash tender offer (the “Tender Offer”). The Tender Offer is scheduled to expire at 9:00 A.M. EST on February 3, 2006. Holders who validly tender their Notes after the expiration of the Early Tender Payment Deadline will be entitled to the regular tender payment of $6.6926 per $6.14 principal amount of Notes tendered.
As of 5:00 P.M. EST on January 24, 2006, approximately $48 million aggregate principal amount of Notes had been validly tendered and corresponding consents validly delivered.
Jefferies & Company, Inc. is acting as the exclusive dealer manager and consent solicitation agent for the Tender Offer. Copies of the offer to purchase and consent solicitation statement dated January 5, 2006, as amended and supplemented on January 17, 2006 (such statement as amended and supplemented, the “Statement”) may be obtained from, and questions regarding the Tender Offer and the consent solicitation may be directed to, the information agent, MacKenzie Partners, Inc., which can be reached at (212) 929-5500 (collect) and toll-free at (800) 322-2885.
This press release is for informational purposes only and is not an offer to purchase or a solicitation of an acceptance of an offer to purchase with respect to any Notes. The offer or solicitation may be made only pursuant to the terms of the Statement and the related letter of transmittal.
About Coinmach Service Corp.
Coinmach Service Corp., through its operating subsidiaries, is a leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. The Company’s core business involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment and collecting revenues generated from laundry machines.
This press release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions, including the ability to satisfy the conditions to consummate the tender offer. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. These risks are described in the Company’s filings with the Securities and Exchange Commission (the “SEC”) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.
Contact:
Coinmach Service Corp.
Robert M. Doyle (516-349-8555)